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                            BAXTER INTERNATIONAL INC.

                    1994 OFFICER INCENTIVE COMPENSATION PLAN


This 1994 Officer Incentive Compensation Plan ("Plan") of Baxter International Inc. ("Baxter") and its subsidiaries (collectively, the "Company" is adopted pursuant to the Baxter International Inc. 1987 Incentive Compensation Program (the "Program") for the purposes stated in the Program. The Plan is intended to comply with the requirements of Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended, and the related income tax regulations issued thereunder.

1.   ELIGIBILITY

Officers of Baxter are eligible to participate in the Plan during the 1994 ("Plan Year") if the officer's participation is approved by the compensation committee of the board of directors of Baxter (the "Committee"). Officers so approved by the Committee shall be referred to herein as "Participants".

2.   BONUS AWARD

2.1 Each Participant shall be eligible to receive a "Bonus Award" in accordance with the terms provided herein and any other terms established by the Committee. To determine a Participant's Bonus Award, the Committee shall establish (a) company performance goals for the Plan Year ("Company Performance Criteria"), (b) a "Bonus Range" for each Participant, and (c) the amount withina Participant's Bonus Range that will be payable to a Participant based upon the achievement of the Company Performance Criteria. The terms described in the preceding sentence must be established by April 1, 1994, and such terms shall not thereafter be changed, except as permitted by paragraph 2.2.

2.2 By March 31, 1995, the Committee shall assess the extent to which the Company has achieved the Company Performance Criteria based on the Company's publicly reported results for the Plan Year. The Committee shall exclude the effect of acquisitions and divestitures recorded in 1994 when assessing the extent to which the Company has achieved the Company Performance Criteria, but only if such exclusion would enhance the Company's performance relative to the

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Company Performance Criteria.  The exclusion authorized by the preceding sentence shall only apply to the extent it is consistent with Section 162(m)(4)(C) and the related regulations described above. The Committee shall then determine each Participant's Bonus Award based upon the terms described in paragraph 2.1 above. The Committee however, has the discretion to reduce the amount of a Participant's Bonus Award determined under the preceding sentence. The Committee's determination shall be consistent with Section 162(m)(4)(C) and the related regulations described above.

2.3 If an officer becomes a Participant in the Plan during 1994, but after February 14, 1994, the Committee shall establish a prorated Bonus Range for such Participant based on the number of full months remaining in 1994 after he or she becomes a participant. To the extent applicable, the determination of a prorated Bonus Range shall be consistent with Section 162(m)(4)(C) and the related regulations described above.

3.   PAYMENT

3.1 Except as otherwise determined by the Committee and except with respect to Participants who have filed deferral elections pursuant to paragraph 4, all bonuses will be paid in cash as soon as is practicable following determination of Bonus Awards by the Committee.

3.2 No participant will be eligible to receive a Bonus Award unless he or she continues to be employed by the Company through February 1, 1995, except (a) if a participant dies or is terminated by reason of disability prior to February 1,1995, then the participant or the participant's estate will receive 1/12 of the midpoint of the participant's Bonus Range for each full month of participation during 1994, and (b) if, prior to February 1, 1995, a participant (i) retires, (ii) resigns or (iii) his or her employment is terminated with the result that he or she is entitled to benefits under the Company's Severance Benefits Policy, the participant's Bonus Award may, if approved by the Committee, be determined in the same manner as provided in paragraphs 2.1 and 2.2 above.

4.   DEFERRAL OF PAYMENT

Participants may elect to defer payment in accordance with the Baxter International Inc. and Subsidiaries Deferred Compensation Plan.